UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 4, 2017

WageWorks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35232	94-3351864
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Park Place, 4th Floor

San Mateo, California 94403

(Address of principal executive offices, including zip code)

(650) 577-5200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 on Form 8-K/A (this “Form 8-K/A”) is an amendment to the Current Report on Form 8-K of WageWorks, Inc. filed on April 5, 2017 (the “Original Form 8-K”). Following the initial filing of the Original Form 8-K, the Registrant discovered that the disclosure of the financial covenants under the Credit Agreement (as defined below) was lacking a description of the denominator in the interest coverage ratio. The Registrant is amending the Original Form 8-K to revise the disclosure regarding the financial covenants to include the missing information. This Form 8-K/A amends and restates in its entirety Item 1.01 and Item 2.03 of the Original Form 8-K.

Item 1.01 Entry into a Material Definitive Agreement.

On April 4, 2017, WageWorks, Inc., a Delaware corporation (the “Company”), entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”), by and among the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto, and MUFG Union Bank, N.A., as administrative agent (“Agent”). The Credit Agreement amends and restates the Company’s existing Amended and Restated Credit Agreement, dated as of June 5, 2015, by and among the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto and Agent.

The Credit Agreement provides for a $400.0 million revolving credit facility, with a $15.0 million letter of credit subfacility. The Credit Agreement contains an increase option permitting the Company, subject to certain conditions and requirements, to arrange with existing lenders and/or new lenders to provide up to an aggregate of $100.0 million in additional commitments. Loan proceeds may be used for general corporate purposes, including acquisitions permitted under the Credit Agreement. The Company may prepay loans under the Credit Agreement in whole or in part at any time without premium or penalty. At April 4, 2017, the Company had outstanding revolving loans in an aggregate principal amount of $247.0 million under the Credit Agreement and an undrawn letter of credit in a face amount of $500,000.

The loans bear interest, at the Company’s option, at (i) a LIBOR rate determined in accordance with the Credit Agreement, plus a margin of 1.25% to 2.250%, or (ii) a base rate determined in accordance with the Credit Agreement, plus a margin of 0.250% to 1.250%, in each case with such margin determined based on the Company’s consolidated leverage ratio for the preceding four fiscal quarter period. Interest is due and payable in arrears quarterly for base rate loans and at the end of an interest period for LIBOR rate loans. Principal, together with all accrued and unpaid interest, is due and payable on April 4, 2022. The Company is also obligated to pay other customary closing fees, commitment fees and letter of credit fees for a facility of this size and type.

The Company’s obligations under the Credit Agreement are secured by substantially all of the Company’s assets. All of the Company’s future material subsidiaries are required to guaranty its obligations under the Credit Agreement. The guarantees by future material subsidiaries are and will be secured by substantially all of the assets of such subsidiaries.

The Credit Agreement requires that the Company maintain compliance with (i) a ratio of consolidated indebtedness to consolidated adjusted EBITDA for the twelve month period ending as of the end of each fiscal quarter, calculated in accordance with the Credit Agreement, of not greater than 3.00 to 1.00 and (ii) a ratio of consolidated adjusted EBITDA to consolidated interest expense for the twelve month period ending as of the end of each fiscal quarter, calculated in accordance with the Credit Agreement, of not less than 1.50 to 1.00.

The Credit Agreement contains customary affirmative and negative covenants, including, among others, covenants limiting the ability of the Company and its subsidiaries to grant liens, make investments, make acquisitions, incur indebtedness, make certain restricted payments, merge or consolidate, dispose of assets, and enter into transactions with affiliates, in each case subject to customary exceptions.

Upon an event of default, the lenders may declare the outstanding obligations payable by the Company to be immediately due and payable and exercise other rights and remedies provided for under the credit facility. The events of default under the Credit Agreement include, among others, payment defaults, covenant defaults, inaccuracy of representations and warranties, cross-defaults to other material indebtedness, judgment defaults, a change of control default and bankruptcy and insolvency defaults. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Credit Agreement at a per annum rate of interest equal to 2.00% above the applicable interest rate.

Certain of the lenders and their affiliates have engaged in, and may in the future engage in, other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for those transactions.

The Company will file the Credit Agreement with its quarterly report on Form 10-Q for the fiscal quarter ending June 30, 2017.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAGEWORKS, INC.

By:	/s/ Colm M. Callan
Name:	Colm M. Callan
Title:	Chief Financial Officer

Date: April 5, 2017